Exhibit 5.2

Simpson Thacher & Bartlett

ICBC TOWER, 35TH FLOOR

3 GARDEN ROAD, CENTRAL

HONG KONG

TELEPHONE: +852-2514-7600

FACSIMILE: +852-2869-7694

Direct Dial Number	E-mail Address

February 9, 2021

Alibaba Group Holding Limited

26/F Tower One, Times Square

1 Matheson Street, Causeway Bay

Hong Kong

Ladies and Gentlemen:

We have acted as counsel to Alibaba Group Holding Limited, an exempted company with limited liability under the law of the Cayman Islands (the “Company”) in connection with the Registration Statement on Form F-3 (File No. 333-252669) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of US$1,500,000,000 aggregate principal amount of 2.125% Notes due 2031, US$1,000,000,000 aggregate principal amount of 2.700% Notes due 2041, US$1,500,000,000 aggregate principal amount of 3.150% Notes due 2051 and US$1,000,000,000 aggregate principal amount of 3.250% Notes due 2061 (collectively, the “Securities”).  The Securities will be issued under an indenture dated as of December 6, 2017 (the “Base Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”),  relating to the Notes, as supplemented by the Sixth Supplemental Indenture dated as of February 9, 2021 (the “Sixth Supplemental Indenture”) between the Company and the Trustee relating to the 2031 Notes, the Seventh Supplemental Indenture dated as of February 9, 2021 (the “Seventh Supplemental Indenture”) between the Company and the Trustee relating to the 2041 Notes, the Eighth Supplemental Indenture dated as of February 9, 2021 (the “Eighth Supplemental Indenture”) between the Company and the Trustee relating to the 2051 Notes, and the Ninth Supplemental Indenture dated as of February 9, 2021 (the “Ninth Supplemental Indenture,” and together with the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, and the Eighth Supplemental Indenture, the “Supplemental Indentures”, and each Supplemental Indenture, together with the Base Indenture, the “Indenture”) between the Company and the Trustee relating to the 2061 Notes.

We have examined the Registration Statement, the Base Indenture (including the form of Security set forth therein), which is an exhibit to the Registration Statement, the Supplemental Indentures, the form of which has been filed as Exhibit 4.1 to the report on Form 6-K of the Company filed with the Commission in connection with the offer and sale of the Securities by the Company, a duplicate of the global notes representing the Securities, and the underwriting agreement, dated February 4, 2021 (the “Underwriting Agreement”), between the Company and the several underwriters named on Schedule A thereto.  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

DANIEL FERTIG     ADAM C. FURBER     YI GAO     ADAM S. GOLDBERG     MAKIKO HARUNARI     IAN C. HO     JONATHAN HWANG     ANTHONY D. KING     CELIA C.L. LAM     JIN HYUK PARK     KATHRYN KING SUDOL     CHRISTOPHER K.S. WONG     RESIDENT PARTNERS

SIMPSON THACHER & BARTLETT, HONG KONG IS AN AFFILIATE OF SIMPSON THACHER & BARTLETT LLP WITH OFFICES IN:

NEW YORK     BEIJING     HOUSTON     LONDON     LOS ANGELES     PALO ALTO     SÃO PAULO     TOKYO     WASHINGTON, D.C.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) the Company is validly existing and in good standing under the law of the Cayman Islands and has duly authorized, executed, issued and delivered , as applicable, the Indenture, the Securities and the Underwriting Agreement in accordance with its memorandum and articles of association and the law of the Cayman Islands, (2) the execution, delivery and performance by the Company of the Indenture, the Securities and the Underwriting Agreement do not and will not violate the law of the Cayman Islands or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, delivery and performance by the Company of the Indenture and the Securities do not and will not constitute a breach or violation of any agreement or instrument that is binding upon the Company or its memorandum and articles of association.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming (a) the taking of all necessary corporate action by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being hereinafter referred to as the “Company Authorizing Party”) to approve the issuance and terms of the Securities and the terms of the offering thereof so as not to violate any applicable law or agreement or instrument binding on the Company and (b) the due execution, authentication, issuance and delivery of the Securities, upon payment of the consideration therefor provided for in the Underwriting Agreement, and otherwise in accordance with the provisions of the Indenture and the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

In connection with Section 15.13 of the Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America in the State of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts.  In connection with the provisions of Section 15.13 of the Indenture which relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the report on Form 6-K of the Company filed with the Commission in connection with the offer and sale of the Securities by the Company and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT